EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is made and is effective as of July 1, 2007 (the “Effective Date”), by and between Blue Holdings, Inc., a Nevada corporation (the “Company”), and Glenn S. Palmer, a resident of the State of New Jersey (“Executive”).

PRELIMINARY STATEMENTS

A. The Company desires to employ Executive in the capacity of Chief Executive Officer and President, upon the terms and conditions hereinafter set forth; and

B. Executive is willing to enter into this Agreement with respect to his employment and services upon the terms and conditions hereinafter set forth.

Now, therefore, for good, valuable and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, now agree as follows:

STATEMENT OF AGREEMENT

1. Term of Employment. The term of employment under this Agreement shall commence on the Effective Date and shall expire on December 31, 2010 (the “Expiration Date”), unless such employment is terminated or extended prior to the expiration of said period as hereinafter provided. Subject to the provisions of Section 8 of this Agreement, this Agreement and the employment of Executive hereunder shall be automatically renewed for successive renewal periods of one (1) year each (each, a “renewal period”), upon and subject to the terms and conditions hereof, commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter, unless either party hereto gives the other party hereto notice of such former party’s intent to terminate this Agreement and Executive’s employment hereunder at least ninety (90) days prior to the Expiration Date or the end of any renewal period.

2. Duties of Executive.

2.1. During the term of this Agreement Executive shall serve as the President and Chief Executive Officer of the Company. Executive agrees that during the term of this Agreement, he will devote his full professional and business-related time, skills and efforts to the businesses of the Company. In addition, Executive shall devote all necessary time and efforts in the performance of such duties for the benefit of the Company and its affiliates as is consistent with Executive’s position or related thereto and as may be assigned to him from time to time by the Board of Directors of the Company (“Board”). Executive shall devote his full professional and business skills to the Company as his primary responsibility. Executive may engage in personal, passive investment activities provided such activities do not interfere with the performance of his duties hereunder or violate the provisions of the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

2.2. Within ninety (90) days of the Effective Date the Company shall cause Executive to be elected to its Board and at each annual meeting of its shareholders during the term hereof the Company shall nominate Executive for re-election to its Board.

3. Compensation.

3.1. Base Salary. The Company shall pay Executive as follows: $87,500 for the third quarter of fiscal 2007; $87,500 for the fourth quarter of fiscal 2007; and at an annual rate of Four Hundred Thousand Dollars ($400,000) (the “Base Salary”) for the remainder of the term of employment. Executive’s Base Salary shall be reviewed by the Board (or a committee thereof) on an annual basis no later than January 15 of each year commencing 2008 to determine if Executive’s Base Salary should be increased. Executive’s Base Salary shall be subject to all appropriate federal and state withholding taxes and shall be payable in accordance with the Company’s standard payroll practices for executive employees.

3.2. Annual Bonus. (a) Executive shall be eligible to receive an annual bonus (the “Bonus”) equivalent to 2.5% of the Company’s earnings before interest, taxes, depreciation and amortization (EBITDA) for each calendar year during the term commencing with 2008, which shall be paid no later than March 31st of the following year. Executive shall be eligible to receive a bonus for the period ended December 31, 2007, if any, as determined by the Compensation Committee of the Board by January 31, 2008 and paid no later than March 31, 2008. Except in the case of termination for cause, expiration or termination of Executive’s employment shall not relieve the Company of the obligation to pay any Bonus, or portion thereof, due Executive in respect of the year during which this Agreement terminates or expires.

(b) Notwithstanding anything to the contrary contained in this Agreement other than Section 3.2(c), in the event that this Agreement or Executive’s employment hereunder shall terminate or expire for any reason whatsoever during any particular year, any Bonus which might otherwise have been payable to Executive in respect of such year shall be pro rated based on the period of Executive’s employment hereunder during such year, and such pro rated amount (i.e., in respect of the portion of such year during which Executive performed services hereunder prior to the expiration or termination hereof) shall be payable in accordance with the provisions of Section 9.4.

(c) Notwithstanding anything to the contrary contained in this Agreement, in the event that the Company shall terminate this Agreement or the employment of Executive hereunder for cause, as defined in Section 8 below, no Bonus shall be payable to Executive in respect of the year of the Company during which such termination occurs.

3.3. Stock Options. Executive shall be granted an option to purchase 625,000 shares of the Company’s Common Stock at an exercise price per share of $1.40 (the “Option”). The Option will be subject to the terms and conditions set forth in a stock option agreement between the Company and Executive. Executive shall vest in 125,000 shares on the date of grant and 125,000 shares on each six-month anniversary of the date of grant thereafter until fully vested.

4. Benefits. During Executive’s term of employment hereunder, Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to enjoy and participate in all benefit plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of the Company. Such benefit plans and programs shall be similar to and consistent with the Company’s past practice and shall include, without limitation, medical insurance, disability insurance, vacation and sick leave plan, and such similar benefits, plans and programs as may be maintained by the Company. The Company shall not, however, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

5. Vacations. The Executive shall be entitled to four (4) weeks of paid vacation annually; provided, however, that Executive shall not be entitled to utilize more than two consecutive weeks of vacation at any time without board approval; and provided, further, that Executive shall not be entitled to use any vacation days for the six-month period beginning on the Effective Date. The Executive shall also be entitled to all paid holidays given by the Company to its senior executives.

6. Reimbursement of Expenses. The Company recognizes that Executive will incur legitimate business expenses in the course of rendering services to the Company hereunder. Accordingly, during the term of this Agreement, Executive shall be entitled to receive reimbursement, upon presentation of receipts or other adequate documentation, for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time. In addition, during the term of this Agreement, Executive shall be entitled to receive reimbursement in an amount up to and not to exceed $2,000 per month for all expenses incurred by him with respect to his personal automobile including, without limitation, lease payments, insurance, tolls, parking, maintenance, repairs and gas.

7. Housing/Travel. The Company will provide Executive a furnished apartment or comparable living space in Los Angeles, California suitable to his position for the initial twelve months of the term of this Agreement. Executive agrees that he will establish a permanent place of abode within twenty miles of Los Angeles, California no later than the one year anniversary of the Effective Date. Additionally, the Company will pay for no more than two coach or economy class round trip tickets from Los Angeles to New Jersey for Executive to visit with his family for no more than two weekends, per month prior to Executive’s relocation to Los Angeles, California.

8. Termination. The employment relationship between Executive and the Company created hereunder shall terminate before the expiration of the stated term of this Agreement only upon the occurrence of any one of the following events:

8.1. Death or Permanent Disability. The death or Permanent Disability of Executive shall automatically terminate this Agreement. For the purpose of this Agreement, the “Permanent Disability” of Executive shall mean Executive’s inability, because of his injury, illness, or other incapacity (physical, emotional or mental), to perform the essential functions of the position contemplated herein, with or without reasonable accommodation to Executive with respect to such injury, illness or other incapacity, for a continuous period of one hundred and fifty (150) days or for one hundred and eighty (180) days out of a continuous period of three hundred and sixty (360) days. Such Permanent Disability shall be deemed to have occurred on the one hundred and fiftieth (150th) consecutive day or on the one hundred eightieth (180th) day within the specified period, whichever is applicable.

8.2. Termination for Cause. The following events, which for purposes of this Agreement shall constitute “Cause” for termination by the Company:

(a) a material breach of any provision of this Agreement and the failure by Executive to cure such breach within ten 10 days written notice to Executive of the particular details thereof other than any breach and failure to cure resulting from the death or disability of Executive;

(b) a material breach of the Employee Proprietary Information and Inventions Agreement executed by Executive;

(c) conviction of, or a plea of nolo contendere for, any felony criminal offense or any offense involving dishonesty or moral turpitude;

(d) engaging in dishonest or fraudulent activities which are injurious to the Company;

(e) refusal to follow any lawful material directive of the Board and failure to cure the same within ten days of written notice thereof other than a failure to perform or cure resulting from the death or disability of Executive;

(f) any act or failure to act constituting gross negligence or willful misconduct which is injurious to the Company other than any action or failure to act resulting from the death or disability of Executive; or

(g) breach of a fiduciary duty to the Company which involves personal profit.

Any notice of discharge shall describe with reasonable specificity the cause or causes for the termination of Executive’s employment, as well as the effective date of the termination (which effective date may be the date of such notice). If the Company terminates Executive’s employment for any of the reasons set forth above, the Company shall have no further obligations hereunder from and after the effective date of termination (other than as set forth below) and shall have all other rights and remedies available under this or any other agreement and at law or in equity.

8.3. Termination by the Company Without Cause. The provision by the Company of at least thirty (30) days’ prior written notice to Executive.

8.4. Termination for Good Reason. The following events, which for purposes of this Agreement shall constitute “Good Reason” for termination by Executive:

(a) the assignment to Executive of any duties materially inconsistent with his positions, duties, responsibilities and status with the Company, or a material change in his reporting responsibilities, or titles as of the Effective Date, or any removal of Executive from or any failure to re-elect Executive to any such positions, except in connection with the expiration of the term of this Agreement or the termination of his employment for Cause, death, Disability, or retirement, or by Executive other than for Good Reason; or

(b) a reduction in Executive’s base salary or any significant reduction in the aggregate value of Executive’s benefits (unless such reduction is pursuant to a general change in benefits applicable to all similarly situated employees of the Company and its affiliates);

provided, however, that prior to Executive’s termination of employment under this Section 8.4, Executive must give written notice to the Company of any such event and such event remains uncorrected for thirty (30) days following such written notice.

8.5. Voluntary Termination by Executive. The provision by Executive of at least thirty (30) days’ prior written notice to the Company.

9. Compensation Upon Termination.

9.1 General. Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term hereof for any reason or upon the expiration of the stated term, Executive shall be entitled to (a) the unpaid Base Salary earned by him before the effective date of termination or expiration, as provided in Section 3.1, prorated on the basis of the number of full days of service rendered by Executive during the year to the effective date of termination, (b) any accrued, but unpaid, vacation or sick leave benefits, and (c) any authorized but unreimbursed business expenses.

9.2 Termination Without Cause or for Good Reason. If the employment relationship is terminated (a) by the Company for any reason other than Executive’s death or Permanent Disability or for Cause, or (b) by Executive for Good Reason, then Executive shall be entitled to receive as a severance payment an amount equal to 12 months Base Salary plus a pro-rated bonus for the year during which such termination occurs. The Company shall also maintain medical coverage for Executive until the earlier of (i) the end of the 12-month period described above and (ii) Executive obtaining alternate medical insurance coverage.

9.3 Termination For Cause, Death or Disability; Expiration of Term. If the employment relationship hereunder (i) is terminated by the Company for Cause or Executive’s death or Permanent Disability, (ii) is terminated voluntarily by Executive, or (iii) expires by its terms on the Expiration Date or the end of any renewal period pursuant to a party’s provision of written notice of non-renewal to the other at least ninety (90) days prior to the Expiration Date or the end of any renewal period, Executive shall not be entitled to any severance compensation, except as provided in Section 9.1.

9.4 Payment of Compensation. All compensation payable pursuant to termination shall be payable to Executive in a lump sum payment within thirty (30) days immediately following the effective date of Executive’s termination.

10. Property of Company. Executive acknowledges that from time to time in the course of providing services pursuant to this Agreement Executive shall have the opportunity to inspect and use certain property, both tangible and intangible, of the Company, and Executive hereby agrees that such property shall remain the exclusive property of the Company, and Executive shall have no right or proprietary interest in such property, whether tangible or intangible, including, without limitation, Executive’s customer and supplier lists, contract forms, books of account, computer programs and similar property.

11. Equitable Relief. Executive acknowledges that the services to be rendered by him are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law, and that a breach by him of any of the provisions contained in this Agreement will cause Company irreparable injury and damage. Executive further acknowledges that he possesses unique skills, knowledge and ability and that a breach of the provisions of this Agreement or the Employee Proprietary Information and Inventions Agreement would be extremely detrimental to Company. By reason thereof, Executive agrees that Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to seek injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him all without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this section shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from Executive’s breach of any of his covenants, agreements, duties or obligations hereunder.

12. Successors Bound. This Agreement shall be binding upon Company and Executive, their respective heirs, executors, administrators or successors in interest.

13. Severability and Reformation. The parties hereto intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14. Integrated Agreement. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, specific restrictions, warranties or representations relating to said subject matter between the parties other than those set forth herein or herein provided for.

15. Notices. Any notice required to be given or delivered to the Company or Executive shall be in writing and addressed to the below addresses, as applicable, or at such other addresses as shall be specified by the parties by like notice. All notices shall be deemed effectively given upon personal delivery, (a) five (5) days after deposit in the United States mail by certified or registered mail (return receipt requested), (b) two (2) business day after its deposit with any return receipt express courier (prepaid), or (c) one (1) business day after transmission by facsimile.

If to the Company:	If to Executive:
5804 E. Slauson Avenue	33 Great Hall Road
Commerce, CA 90040	Mahwah, New Jersey 07430
Fax - 323-725-5524

With, in the case of Executive, a copy to:

Vincent J. McGill, Esq.
Eaton & Van Winkle LLP
3 Park Avenue
New York, New York 10016
Fax - 212 779 9928

16. Further Actions. Whether or not specifically required under the terms of this Agreement, each party hereto shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified herein or reasonably implied from the terms hereof.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to its conflict of law principles.

18. Assignment. This Agreement is personal to Executive and may not be assigned in any way by Executive without the prior written consent of the Company. This Agreement shall not be assignable or delegable by the Company, other than to an affiliate of Company, provided, however, if there is a change of control of the Company, the Company may assign its rights and obligations hereunder to the person, corporation, partnership or other entity that has gained such control.

19. Counsel. Executive acknowledges that Executive has been advised to consult with legal counsel prior to signing this Agreement, and that Executive has consulted with legal counsel prior to signing this Agreement. The Company agrees to reimburse Executive for the reasonable fees and expenses of his counsel in connection with the negotiation, execution and delivery of this Agreement and the Option Agreement in an aggregate amount up to, but not to exceed, Five Thousand Dollars ($5,000). The foregoing reimbursement shall be made following presentation of one or more appropriate invoices therefor.

20. Counterparts. This Agreement may be executed in counterparts, each of which will take effect as an original and all of which shall evidence one and the same Agreement.

[Signature Page Follows]

In witness whereof, the parties hereto have executed this Agreement as of the date first above written.

Blue Holdings, Inc.		Glenn S. Palmer

By:
Name:	Larry Jacobs	(Signature)
Title:	Chief Financial Officer

EXHIBIT A

Employee Proprietary Information and Inventions Agreement